Exhibit 3.5

ARTICLES OF ORGANIZATION

OF

HHG DISTRIBUTING, LLC

The undersigned organizer (“Organizer”), hereby forms a limited liability company under the Indiana Business Flexibility Act (“Act”) and does hereby adopt as the Articles of Organization of such limited liability company the following:

Article 1. Name. The name of the limited liability company shall be HHG Distributing, LLC (“Company”).

Article 2. Registered Office and Registered Agent.

A. The street address of the registered office of the Company in Indiana is 4151 East 96th Street, Indianapolis, Indiana 46240.

B. The name of the registered agent of the Company at the above registered office is Michael D. Stout.

Article 3. Duration. The Company shall come into existence on the date the Articles of Organization are filed with the Secretary of State of Indiana, and shall continue in perpetuity, unless sooner dissolved in accordance with the Company’s operating agreement as amended from time to time.

Article 4. Management. The business and affairs of the Company shall be managed by the Company’s managers and its members, in accordance with and as provided in, the Company’s operating agreement, as amended from time to time.

Dated: June 28, 2004.

ORGANIZER

/s/ Paul F. Lindemann
Paul F. Lindemann, Organizer